Exhibit 8.1

November 14, 2008

Board of Directors

Hampton Roads Bankshares, Inc.

999 Waterside Drive

Suite 200

Norfolk, Virginia 23510

Re:	Tax Opinion – Merger of Gateway Financial Holdings, Inc. with and into Hampton Roads Bankshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Hampton Roads Bankshares, Inc. (“HRB”) in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by HRB with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933 (the “Securities Act”) of up to 9,660,771 shares of the Company’s common stock, par value $0.625 per share, and up to 60,816 of the Company’s preferred shares, issuable pursuant to the Agreement and Plan of Merger, dated September 23, 2008, between HRB and Gateway Financial Holdings, Inc.

We have reviewed and analyzed the discussion set forth in the Registration Statement section entitled “Certain Federal Income Tax Consequences of the Merger.” In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

WILLIAMS MULLEN

By: /s/ Paul G. Saunders II

        Paul G. Saunders II, a Shareholder

A Professional Corporation

NORTH CAROLINA • VIRGINIA • WASHINGTON, D.C. • LONDON

Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991 Fax: 804.783.6507 www.williamsmullen.com